EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 16, 2017 in Supplement No. 8 to the Prospectus related to the Registration Statement (Form S-11 No. 333-207952) of Steadfast Apartment REIT III, Inc. for the registration of up to $1,300,000,000 in shares of its common stock.

/s/ Ernst & Young LLP

Irvine, California
March 16, 2017